FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-180779-06

NEW ISSUE CMBS:$1,018MM MORGAN STANLEY BofA MERRILL LYNCH SERIES 2013-C13
CO-LEAD MANAGERS & BOOKRUNNERS: MORGAN STANLEY & BofA MERRILL LYNCH
CO-MANAGER: CIBC

PUBLICLY OFFERED CERTIFICATES

CLASS	FITCH/KBRA/MDY'S	SIZE($MM)	WAL(YRS)	WINDOW	CUM LTV%	NOI DY%
A-1	AAA(sf)/AAA(sf)/Aaa(sf)	50.600	2.74	1-59	44.7%	15.0%
A-2	AAA(sf)/AAA(sf)/Aaa(sf)	97.200	4.97	59-60	44.7%	15.0%
A-SB	AAA(sf)/AAA(sf)/Aaa(sf)	77.200	***** NOT AVAILABLE *****
A-3*	AAA(sf)/AAA(sf)/Aaa(sf)	200.000	9.80	115-118	44.7%	15.0%
A-4	AAA(sf)/AAA(sf)/Aaa(sf)	287.623	9.87	118-119	44.7%	15.0%
A-S	AAA(sf)/AAA(sf)/Aaa(sf)	77.626	9.91	119-119	49.5%	13.5%
B	AA-(sf)/AA(sf)/Aa3(sf)	57.264	9.91	119-119	53.1%	12.6%
C	A-(sf)/A-(sf)/A3(sf)	45.812	9.91	119-119	56.0%	12.0%
X-A	AAA(sf)/AAA(sf)/Aaa(sf)	APPROX $61MM PROCEEDS
*UP TO $45MM IS AVAILABLE

POOL BALANCE:	$1,018MM
NUMBER OF LOANS/PROPERTIES:	64/78
WA MORTGAGE INT. RATE:	4.913%
WA CUT-OFF LTV:	63.8%
WA UNDERWRITTEN DSCR:	1.57x
WA UNDERWRITTEN DEBT YLD:	10.5%
WA TERM TO MATURITY:	115
WA AMORTIZING TERM:	352
TEN LARGEST LOANS:	47.9%
LOAN SELLERS:	MORGAN STANLEY(57%), BAML(27%), CIBC(16%)
TOP 5 STATES:	CA(26.4%),TX(12.9%),MA(11.8%),MD(8.7%),FL(8.2%)
TOP 5 PROPERTY TYPES:	RT(55.1%),HOS(16.9%),MF(13.1%),OF(8.4%),MU(4.3%)

MASTER SERVICER:	WELLS FARGO BANK
SPECIAL SERVICER:	RIALTO CAPITAL ADVISORS, LLC
TRUSTEE/CERT ADMIN:	US BANK NATIONAL ASSOCIATION
TRUST ADVISOR:	SITUS HOLDINGS, LLC
B PIECE BUYER:	RIALTO CAPITAL ADVISORS

INVESTOR GROUP CALL:	WEDS 11/20, 10:30 EDT (888 339 2688 // Code: 58166124)
NY CALLS:	TUES 11/19-THURS 11/21
HARTFORD BFAST:	11/19, 8:30 AM EDT (MAX'S ON ASYLUM)
BOSTON MEETING:	11/19, 1:30 PM EDT (RITZ ON AVERY)
MINNEAPOLIS MEETING:	11/20, 7:30 AM CT (THE GRAND HOTEL)

EXPECTED PRICING:	EARLY WEEK OF 11/25
EXPECTED SETTLEMENT:	12/18/13

ATTACHED TO ANNOUNCEMENT:	TERM SHEET, APPENDIX I, FWP

*** The depositor has filed a registration statement (including a prospectus) with the SEC (File # 333-180779) for the offering to which this free writing prospectus relates.  Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll free 1-866-718-1649 or by email to prospectus@ms.com. ***

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